SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) September 20, 2000


                                HUMBOLDT BANCORP
             -------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         California                       0-27784                93-1175446
(State or other jurisdiction of   (Commission File Number)   (I.R.S. Employer
 incorporation or organization)                             Identification No.)



            701 Fifth Street, Eureka, California 95501; 707-445-3233 (Address and telephone number of principal executive offices)

Item 5.  Other

         On September 20, 2000, Humboldt Bancorp ("Humboldt") and Tehama Bancorp ("Tehama") announced the signing of a definitive Agreement and Plan of Reorganization and Merger (the "Agreement") under which Humboldt Bancorp will acquire all of the outstanding shares of common stock of Tehama Bancorp pursuant to a tax-free exchange of shares. The Agreement, which has been approved unanimously by the Boards of Directors of both companies, is subject to conditions customary to transactions of this type, including approval by the shareholders of both Humboldt and Tehama, approval by bank regulatory authorities, and satisfaction of certain other terms and conditions. The merger will be accounted for under the pooling-of- interest method of accounting.

         Under the terms of the  Agreement,  Tehama  shareholders  will  receive
1.775 shares of Humboldt common stock for each Tehama Bancorp share. The value to Tehama shareholders will vary if the price of Humboldt Bancorp shares goes down within an established range before closing; however, in no event will Tehama shareholders receive less than $17.47 per share. There will be no change to the exchange formula if the price of Humboldt Bancorp shares goes up; shareholders of both companies will share in any appreciation of the price of Humboldt Bancorp stock at closing. Shareholders of Tehama are expected to acquire approximately 37% of the shares of the combined companies, and the board of directors following the merger will consist of seven members from the current Humboldt Bancorp board and four members from the current Tehama Bancorp board. The merger is expected to close by December 31, 2000.

         At December 31, 1999, and June 30, 2000, Humboltd reported total assets of approximately $423.6 and $575.3 million, shareholders' equity of approximately $34.1 and $44.3 million and net income of approximately $4.6 and
2.8 million, respectively. At December 31, 1999, and June 30, 2000, Tehama had approximately $211.8 and $233.4 million in assets, shareholders' equity of approximately $18.6 and $20.1 million and net income of approximately $2.2 and $1.4 million, respectively.

Item 7. Financial Statements and Exhibits.

     (c)  Exhibits.

          2.2 Agreement And Plan Of Reorganization And Merger by and between Humboldt Bancorp and Tehama Bancorp. (without exhibits)
          99.1 Press release dated September 20, 2000.


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: September 26, 2000                            HUMBOLDT BANCORP,
                                                 a California Corporation


                                                   /s/ THEODORE MASON
                                                       --------------------
                                                       Theodore Mason,
                                                       President